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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

      We consent to the reference to our firm under the caption "Experts", under the headings of "Summary Consolidated Financial and Other Data" and "Selected Historical Consolidated Financial and Other Data" and to the use of our reports dated February 21, 2003 with respect to the consolidated financial statements and schedule of CDRJ Investments (Lux) S.A. and Jafra Cosmetics International, Inc. and reports dated June 16, 2003 with respect to the consolidated financial statements and schedule of Distribuidora Comercial Jafra, S.A. de C.V. and Jafra Cosmetics International, S.A. de C.V., included in this Registration Statement (Form S-4) and related Prospectus of Jafra Worldwide Holdings (Lux), S.aR.L.) dated June 27, 2003.

                             /S/ ERNST & YOUNG LLP
Los Angeles, California
June 25, 2003